Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-202060) and related Prospectus of Groupon, Inc. for the purposes of (i) deregistering all of the Class A Common Stock previously registered and (ii) adding the Common Stock as a new class of securities and to the incorporation by reference therein of our report dated March 30, 2016, with respect to the consolidated financial statements of Monster Holdings LP included in the Annual Report (Form 10-K/A) of Groupon, Inc. for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Han Young

Seoul, Republic of Korea

October 31, 2016